Exhibit 10.2

Notice of Grant of	Cephalon, Inc.
Non-Qualified Stock Option	41 Moores Road
Frazer, PA 19355

Grantee Name & Address

Plan: 2004 Equity Compensation Plan

Effective as of XX/XX/XXXX (“Date of Grant”), you have been granted a Non-Qualified Stock Option (“Option”) to purchase XXXX shares of the common stock of Cephalon, Inc. (“Shares”) under the Cephalon, Inc. 2004 Equity Compensation Plan (the “Plan”) at an exercise price of $XX.XX per Share.

Unless otherwise provided in the corresponding Grant Agreement or the Plan, the Option shall become exercisable according to the following schedule, provided you are employed by Cephalon, Inc. (“Company”) or a subsidiary of the Company, on the applicable Exercisability Date:

Exercisability Date	Portion of Option Exercisable on or after Exercisability Date
First Anniversary of the Date of Grant	25%
Second Anniversary of the Date of Grant	25%
Third Anniversary of the Date of Grant	25%
Fourth Anniversary of the Date of Grant	25%

The exercisability of the Option is cumulative, but shall not exceed 100% of the Shares subject to the Option.  If the foregoing schedule would produce fractional Shares, the number of Shares for which the Option becomes exercisable shall round down to the nearest whole Share.  The Option shall become fully exercisable on the Fourth Anniversary of the Date of Grant, provided you are employed by the Company or a subsidiary of the Company on such date.

The Option will have a term of ten years from the Date of Grant and, therefore, will remain exercisable until xx/xx/xxxx unless terminated on an earlier date as set forth in the Grant Agreement or the Plan.

To accept this Option and acknowledge your agreement to the terms and conditions of the Option, you must click on the “Accept” box below.

By accepting this Option, you accept the Option described in this Notice of Grant of Non-Qualified Stock Option and the corresponding Grant Agreement and the Plan, and agree to be bound by the terms and conditions of this Notice of Grant of Non-Qualified Stock Option and the Grant Agreement and the Plan, each of which is made part of this Notice of Grant of Non-Qualified Stock Option.  By accepting this Option, you also agree that all of the decisions and determinations of the Committee (as defined in the Plan) and the Company’s Board of Directors, as applicable, with respect to this Option are final and binding.

In addition, by accepting this Option you hereby certify to the following:

•                  I have read and understand the Company’s Policy Statement on Securities Traded by Cephalon Personnel (updated July 2008) (the “Policy Statement”) and have retained a copy for my records.  I also understand that Todd Longsworth, Senior Counsel, is available to answer any questions regarding the Policy Statement.

•                  Since the date of my last certification (or for new employees, since the date I became an employee of the Company or a subsidiary), I have complied with the Policy Statement.

•                  I will continue to comply with the Policy Statement for as long as I am subject to it.

GRANT AGREEMENT

THIS GRANT AGREEMENT (the”Agreement”) sets forth the terms and conditions of the non-qualified stock option that has been granted to you pursuant to the corresponding Notice of Grant of Non-Qualified Stock Option (the “Notice”) effective as of the Date of Grant (as defined in the Notice).

1.                                     Grant of Option.

Subject to the terms and conditions set forth in the Notice, this Agreement and the Cephalon, Inc. 2004 Equity Compensation Plan (the “Plan”), Cephalon, Inc. (the “Company”) has granted to you, as of the Date of Grant, a non-qualified stock option (the “Option”) to purchase the number of shares of common stock of the Company as listed in the Notice (the “Shares”) at the exercise price per Share (the “Exercise Price”) set forth in the Notice.  This Option will become exercisable as described in Section 2, below.

2.                                     Dates of Exercise.

Unless otherwise provided in this Agreement, this Option will become exercisable in accordance with the exercisability schedule set forth in the Notice, provided that you are employed by the Company or a subsidiary of the Company (collectively, the “Employer”) on the applicable date.

3.                                     Term of Option.

(a)  This Option will terminate at the close of business on the date specified in the Notice (“Expiration Date”), unless it is terminated at an earlier date pursuant to the provisions of the Notice, this Agreement or the Plan.

(b)  This Option shall automatically terminate upon the happening of the first of the following events:

(i)                                     Should you terminate employment with the Employer (other than by reason of retirement (as defined below), death, permanent disability (as defined below) or termination for cause (as defined below)), this Option will, solely to the extent that it is exercisable immediately prior to such termination of employment, remain exercisable during the three-month period following the date of such termination of employment; provided, however, that in no event will this Option be exercisable at any time after the Expiration Date.   Notwithstanding the foregoing, if, at the time of your termination of employment, you are unable to sell the Shares acquired upon exercise of the Option (i) without liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (or any successor provision) (“Section 16(b)”) or (ii) because you are in possession of material non-public information about the Employer (“Non-public Information”), then the three-month period referred to in the preceding sentence shall not commence until the later of the first day that you may sell such Shares without liability under Section 16(b) or the first day that you are not in possession of Non-public Information; provided, however, that in no event will this Option be exercisable at any time after the Expiration Date.

(ii)                                  Should you terminate employment with the Employer on account of retirement, this Option will, solely to the extent that it is exercisable immediately prior to such termination of employment, remain exercisable until the Expiration Date.  You will be deemed to cease to be an employee of the Employer on account of retirement if you resign as an employee of the Employer on or after you have attained age 55 and completed 10 years of service with the Employer.

(iii)                               Should you become permanently disabled and terminate employment with the Employer, this Option will, solely to the extent that it is exercisable immediately prior to such termination of employment, remain exercisable during the one-year period following the date of such termination of employment; provided, however, in no event will this Option be exercisable at any time after the Expiration Date.  You will be deemed to be “permanently disabled” if you are, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of not less than one year, unable to engage in any substantial gainful employment.

(iv)                              Should you die while employed by the Employer, this Option, to the extent it is at the time outstanding under this Plan, shall automatically accelerate and become fully exercisable as to all Shares subject to the Option and shall remain exercisable until the Expiration Date.  In addition, if you die during the three-month period referred to in clause (i) or during the one-year period referred to in clause (iii), this Option shall remain exercisable until the Expiration Date.  Your executors or administrators of estate or heirs or legatees (as the case may be) will have the right to exercise this Option, during the remainder of the term of this Option.

(v)                                 Should your employment with the Employer be terminated for cause (including, but not limited to, any act of dishonesty, unethical conduct, willful misconduct, fraud or embezzlement, or any unauthorized disclosure of confidential information or trade secrets), this Option, whether exercisable or not, will immediately terminate and cease to be exercisable when notice of termination of employment is given.

Any portion of this Option that is not exercisable when you terminate employment with the Employer shall immediately terminate as of such date.

4.                                     Privilege of Stock Ownership.

The holder of this Option will have none of the rights of a stockholder with respect to the Shares until such individual has exercised the Option and has been issued a stock certificate for the Shares.

5.                                     Option Nontransferable.

This Option is not transferable or assignable by you other than by will or by the laws of descent and distribution, and during your lifetime, this Option is exercisable only by you.  Any attempt to transfer or assign this Option by you will be deemed null, void and without effect.  The rights and protections of the Company hereunder shall extend to any successor or assigns of the Company and to the Company’s parents, subsidiaries and affiliates.  This Agreement and the Notice may be assigned by the Company without your consent.

6.                                     Manner of Exercising Option.

In order to exercise all or any part of the Shares that are exercisable, you (or in the case of exercise after your death, the executor, administrator, heir or legatee, as the case may be) must take the following actions:

(a)                                  Provide notice of intent to exercise by executing those materials issued by the Company and/or its designated administrator.  The instructions should contain, at a minimum, payment method, number of Shares subject to this Option to be exercised, Exercise Price per Share and Date of Grant.

(b)                                 Pay the aggregate Exercise Price, plus applicable withholding taxes, for the Shares to be purchased in accordance with procedures established by the Committee (as defined in the Plan) from time to time based on type of payment being made but, in any event, prior to the issuance of the Shares

(c) You may pay the Exercise Price and applicable withholding taxes in one or more of the following alternative forms:  (i) full payment, in cash or by check payable as required in the amount of the exercise price for the Shares being purchased and applicable withholding taxes; (ii) full payment in Shares held for at least six months and having an aggregate fair market value on the day of exercise (as determined under the terms of the Plan) equal to the exercise price for the Shares being purchased and ; (iii) a combination of Shares held for at least six months and valued at fair market value on the day of exercise (as determined under the terms of the Plan) and cash or check payable as per the Company’s instruction, equal in the aggregate to the Exercise Price and applicable withholding taxes for the Shares being purchased; or (iv) to the extent permitted by applicable law, by such other method as the Committee may approve; and

(d)                                 In the event of your death, the person or persons exercising the Option must furnish the Company with appropriate documentation that they have the right to exercise this Option.

7.                                     Certain Company Transactions.

The provisions of the Plan applicable to a Change of Control (as defined in the Plan) and Corporation Transaction (as defined in the Plan) shall apply to the Option, and, in the event of a Change of Control and Corporation Transaction, the Committee may take such actions as it deems appropriate pursuant to the Plan.

8.                                     Compliance with Laws and Regulations.

(a)                                  The exercise of this Option and the issuance of Shares upon such exercise is subject to compliance by the Company and you with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Shares may be listed at the time of such exercise and issuance.

(b)                                 In connection with the exercise of this Option, the Company may require you (or in the case of exercise after your death, your executor, administrator, heir or legatee, as the case may be) to execute and deliver to the Company such representations in writing as may be requested by the Company so that it may comply with the applicable requirements of federal and state securities laws.

(c)                                  All obligations of the Company under this Agreement and the Notice shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes that result from your (or in the case of exercise after your death, your executor, administrator, heir or legatee, as the case may be) exercise of the Option.

9.                                     Liability of Company.

The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Shares pursuant to this Option will relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval is not obtained.

10.                               No Employment Contract.

Nothing in this Agreement, the Notice or in the Plan confers upon you any right to continue in the employ of the Employer or interferes with or restricts in any way the rights of the Employer, which are hereby expressly reserved, to discharge you at any time for any reason or no reason, with or without cause.  Except to the extent the terms of any employment contract between you and the Employer expressly provide otherwise, neither the Company nor any of its subsidiaries is under any obligation to continue your employment for any period of specified duration.

11.                               Notices.

Any notice required to be given or delivered to the Company under the terms of this Agreement will be in writing and addressed to the Company in care of its Executive Vice President & Chief Administrative Officer at its corporate office at 41 Moores Road, Frazer, Pennsylvania, 19355.  Any notice required to be given or delivered to you will be in writing and addressed to you at the address provided on the notice of grant or such other address provided in writing by you to the Employer.  All notices will be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

12.                               Grant Subject to Plan Provisions

The grant of this Option is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The grant and exercise of this Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification or listing of the Shares, (ii) changes in capitalization of the Company, and (iii) other requirements of applicable law.  The Committee shall have the authority to interpret and construe this

Option pursuant to the terms of the Plan, and its decisions shall be conclusive and binding on all persons having an interest in this Option.

13.                               Governing Law.

The interpretation, performance and enforcement of this Agreement, the Notice and the Plan will be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.

“Accept”